WETRADE GROUP

2022

WETRADE GROUP



Issuer Free Writing Prospectus
dated June 15, 2022
Filed Pursuant to Rule 433 of the Securities Act of 1993,
as amended
Relating to Preliminary Prospectus dated June 3, 2022
SEC Registration No. 333-252149
Nasdaq Ticker: WETG

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of common stock("Shares") of WeTrade Group Inc. ("we", "us", or "our") and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1784970/000147793222004104/wtg_s1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC via email: IBAssistDesk@univest.us , or contact WeTrade Group Inc. via email: ir@wetradegroup.com.

Forward Looking Statements

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

- assumptions about our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;
- our ability to execute our growth, and expansion, including our ability to meet our goals;
- current and future economic and political conditions;
- our ability to compete in the highly-competitive advertising service industry;
- our capital requirements and our ability to raise any additional financing which we may require;
- our ability to attract clients and further enhance our brand recognition;
- the future development and spread of COVID-19
- our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;
- trends and competition in the advertising service industry; and
- other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors." We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Offering Summary

Issuer	
Offering Type	Initial Public Offering
Proposed Listing/Symbol	Nasdaq Capital Market – "WETG" (Pending Nasdaq Approval)
Shares Offered	**10,000,000** Shares
Offering Price	**$4.00 - $6.00**
Gross Proceeds	**Up to $50,000,000** (Assuming no exercise of over-allotment option)
Over-allotment	**15%**
Pre-offering Shares Outstanding	185,032,503 Shares
Use of Proceeds	• Approximately **58%** for R&D and technology development • Approximately **22%** for marketing and talent recruitment in China • Approximately **10%** for strategic investment in service provider • Approximately **10%** for general working capital
Underwriter	Univest Securities, LLC

Legal Structure



WeTrade Group Inc.
(Wyoming)
100%
100%
UTour PTE.LTD
(Singapore , 2018)
WeTrade Information Technology Limited
(HongKong , 2019)
100%
Offshore
Onshore
Yueshang Information Technology (Beijing) Limited
100%
100%
100%
100%
Yueshang Group (Hunan) Network Technology Limited
Yueshang Technology Group (Hainan Special Economic Zone) Limited
WeTrade Digital (Beijing) Technology Co Limited
Tibet Xiaoshang Technology Co Limited

WeTrade Group | Investment highlights

WETRADE GROUP

Large Market Potential

- The number of micro-business users is is expected to reach 330 million by 2023 (iResearch)
- There is a large potential in global SaaS market

Break through industry barriers

- The technical + social capabilities reshape multiple industries
- Industries move towards integration, intelligence and internationalization



Leading Technology

- Technical service provider of Cloud Intelligent System for micro-businesses
- Strong R&D in global cloud intelligent development

Professional Management Team

- Strong partners in several industries
- Experienced team in new economy business areas

Potential Financial Growth

- Business has potential substantial growth
- Stable and healthy financial structure

WETRADE GROUP

CONTENTS

WeTrade Group

01. Company Overview and Management Team

WeTrade Group | Company Profile



Location

Mainland China

Hong Kong

WeTrade Group

- WeTrade Group INC (US: WETG) is a technical service provider of Cloud Intelligent System for micro-businesses.
- Through big-data, social recommendation relationships, multi-channels App data statistics, etc., we independently developed a cloud intelligence system for micro-business (known as YCloud).

Mission:

To provide Cloud Intelligent solutions for an estimated 330 million micro-business users.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Company Strategy

Marketing Strategy

Using YCloud to help micro-business industry's digital innovation and form the "cloud+ big data+intelligent applications" among six industries

Technical Strategy

Strengthen core technology competitiveness, deep integration of cloud computing, big data and AI, aiming to build a global cloud intelligent system

Global Strategy

Establish a global intelligent cloud system and a global-oriented R&D technology system, fully integrate the global network, and complete the global strategic deployment

WeTrade Group Business Model

WETRADE GROUP

Services Provider ⇄ WeTrade Group

Technical Ability

Service Fee

Partner ⇄ YCloud System

System Function
Qualification Ability Output

Service Fee of GMV

Partner

Micro-Business Industry

Hospitality Industry

Tourism Industry

Beauty Industry

Short-Video Living Industry

Traditional Retail Industry

……

YCloud System

Payment Ability:

1、Unionpay Scenario

2、WeChat Scenario

3、Alipay Scenario

4、Balance Payment

…

Technical Capability

1、User marketing relationship tracking

2、CPS commission income management

3、Multi-channel Data Analysis

4、Supply Chain System

5、Payment Scenario Function

6、Living+Short-video System

7、AI fission and management of community

WeTrade Group Management Team

WETRADE GROUP

Zheng Dai
Co-founder, Chairman and CTO


Zheng Dai
(Dixon)

- Served as the Chief Technology Officer for China Interaction Media Group in 2000-2004.
- Co-founder and Vice President of Qunar Cayman Islands Limited (Nasdaq : QUNR) in 2006-2012.
- Served on several boards that represent timeshare owners and their interests since 2014.
- Bachelor degree in Investment management from China Fuzhou University.

Pijun Liu
Co-founder & CEO


Pijun Liu
(Billion)

- Worked for eLong.com and International Hotel Group, during which he hosted the first Caofeidian Forum in 2004-2006.
- Founded the high-star hotel alliance-Wandian Alliance and led the team to achieve significant results in 2009-2014. Received the "Gold Award" in the Global Travel Conference in 2017.
- B.S from Wuhan University of Technology in 2004 and post graduate studies in the School of Finance at Renmin University of China in 2018-2019.

Kean Tat Che
CFO


Kean Tat Che
(Keith)

- Served as an auditor with Ernst & Young LLP In 2006-2009.
- Worked as Corporate Finance Manager with ICH Group in 2009-2012.
- Served as Vice President in Auscar Wealth Management Sdn Bhd in 2013.
- Worked as CFO at Heyu Capital Group in 2013-2016.
- Worked as Group CFO in Nova Group Holdings (1360.HK) in 2019-2020.
- Working as VP and CFO of Central Holding Group Ltd (1735.HK) since 2020.
- Graduated from the University of Adelaide in Australia and majored in Accounting and Finance in 2005.

WeTrade Group Board of Directors

WETRADE GROUP

Directors

- Zheng Dai - Chairman
- Pijun Liu - Director
- Kean Tat Che - Director
- Zhuo Li - Director

Independent Directors

- Biming Guo — Audit Committee Chairman
- Daxue Li — Compensation Committee Chairman
- Yuxing Ye — Nomination Committee Chairman
- Ning Qin — Member of Compensation Committee and Nomination Committee
- Hung Fai Choi — Member of Audit Committee and Nomination Committee

WeTrade Group

02. Market Analysis

WeTrade Group | Micro-business



Number of micro-business users in China
(Unit: Million)
350
300
250
200
150
100
50
0
30.32
50.56
160
200
260
330
2018
2019
2020
2021(E)
2022(E)
2023(E)

Rapid Growth of Micro Business in China

Merchants emerge: Thriving growth of merchants driven by well-adapted social e-commerce shopping, and regulation

Omni-channel model: Categories of products start to brand in private traffic; we offer pioneering on-line & off-line channels to customers

Source: Iresearch

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group Industry Coverage


Micro-
business
Industry
Tourism
Industry
Hospitality
Industry
Livestreaming/
short video
Industry
Medical beauty
Industry
Traditional Retail
Industry

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group Industry Coverage

WETRADE GROUP

Micro-business

- Micro-business stores are expected to reach 160 million, 200 million, 260 million and 330 million in 2020, 2021, 2022 and 2023 respectively

Source: http://report.iresearch.cn/content/2021/02/361562.shtml

Tourism

- According to National Tourism Bureau, people work in tourism will be 33 million

Source: 《"十三五"旅游人才发展规划纲要》2017

Hospitality

- Massive market potential of 1.5 million of small and medium hotels

Source: Qichacha (Qichacha delivers data and analytics on China-based private and public companies to consumers and enterprises via mobile app, web, and APIs.) 2021

Livestreaming and short video

- China's MCN (Multi-Channel network) institutions have reached 100,000 by the end of 2019

Source: 《2019年MCN机构价值白皮书》，小葫芦，2019

Medical beauty

- According to Tianyancha , there are 313,641 medical beauty companies by end of 2019

Tianyancha is an enterprise information,business data and management personnel query system.

Traditional retail

- Traditional retail stores could be one of the growth drivers for micro business in China.

WeTrade Group Peer Companies

WETRADE GROUP

	Established	Main Business	Major Customer Industry	Business Model	Revenue (Fiscal 2021)	Net Profit (Fiscal 2021)		Market Cap
Youzan	2012	Store-opening growth operation service provider	Retail E-Commerce	SaaS Provider	RMB1,570 million	Loss	RMB3,293 million	RMB2,984 million
Weimeng	2013	Tencent social network service platform SME precision marketing service provider	Retail E-Commerce	SaaS Provider + Advertising Agency	RMB2,686 million	Loss	RMB853 million	RMB13,120 million
WeTrade Group	2019	YCloud system provider	Micro-business, Tourisum, Hospitality, Medical Beauty	SaaS Provider	US$14.38 million	Profit	US$5.2 million	US$740 million

Source: Yahoo Finance, Annual Report

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group

03.Core Technology

WeTrade Group Technical Advantages

– Core Advantages- YCloud –


WeTrade
Group

- User marketing relationship implementation
- Supply chain system
- CPS commission income management
- AI marketing fission
- Payment scenario
- Livestreaming + Short Video system

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

WeTrade Group | Supply Chain

WETRADE GROUP

E-commerce CPS

Financial CPS

Local Life

Preferred Shopping

YCloud System

Users

- ✓ YCloud aggregates the resources of actual users of system and categorizes them into four sections: mall CPS, financial CPS, local life, and preferred shopping

- ✓ YCloud shares the pooled resources to all users to strengthen the value of individual user' s own merchandise and services, and allows users to provide more possibilities to their consumers

WETRADE GROUP

Individual Users

WeTrade Group provides better solutions for future 330 million micro-business users in China.



Industry Coverage

- Micro business Industry
- Tourism Industry
- Hospitality Industry
- Livestreaming/ short video Industry
- Medical beauty Industry
- Traditional Retail Industry

.....

WeTrade Group Expansion Goals

WETRADE GROUP

2021-2022	2022-2023	2023-2025
Significant market share of three target markets based on our leading big data and AI technology.	Substantial market share of six target markets Release new product of CRM (lead generation) --- high competition barriers	International operation---Market globalization with YCloud

WETRADE GROUP

WeTrade Group

04. Financial Highlights

Financial Highlights


Income Statement
Thousand USD
2,780
2,634
652
2,236
1,447
561
2021 Q1
2022 Q1
Revenue
Gross Profit
Net Income


Operating Margin
94.7%
23.5%
64.7%
25.1%
2021 Q1
2022 Q1
Gross Margin
Net Profit Margin

WeTrade Group Financial Highlights

Income Statement


14,381,295
11,699,356
5,175,675
2021 FY
Revenue
Gross Profit
Net Income

Operating Margin


81.4%
36.0%
2021 FY
Gross Margin
Net Profit Margin

Note: See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Financial Highlights


Balance Sheet
Total Liability
Total Shareholders' Equity
Total Asset
Thousand USD
1,786
4,804
6,591
4,649
8,894
13,543
4,941
14,529
19,470
4,938
15,124
20,063
2019 FY
2020 FY
2021 FY
2022 Q1

WETRADE GROUP

WETRADE GROUP

Issuer

Zheng Dai | Co-Founder & Chairman

Tel | +86 13501274842

Email | dixon@yueshang.co

Univest Securities
万通证券

Underwriter

Edric Guo | CEO

Tel | +1-646-775-0000

Email | yguo@univest.us

Webs for SEC filings and financial data and Webs for WeTrade Group

https://www.sec.gov

Chinese：https://ir-cn.wetg.group

English ：https://ir.wetg.group